As filed with the Securities and Exchange Commission on August 12, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DEEP ISOLATION NUCLEAR, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	87-4225965
(State or other Jurisdiction of	(I.R.S Employer
Incorporation or Organization)	Identification Number)

2001 Addison Street, Suite 300 Berkeley, CA	94704
(Address of Principal Executive Offices)	(Zip Code)

DEEP ISOLATION NUCLEAR, INC. 2025 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Rodney Baltzer

Chief Executive Officer

2001 Addison Street, Suite 300

Berkeley, CA 94704

(509) 943-5222

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Gregory Sichenzia, Esq.

Barrett DiPaolo, Esq.

Anna Chaykina, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas

New York, New York 10036

+1-212-930-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Registration Statement on Form S-8 of Deep Isolation Nuclear, Inc. (the “Company”) is being filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) to register 10,888,601 shares of common stock, par value $0.0001 per share (“Common Stock”) of the Company, authorized for issuance under Deep Isolation Nuclear, Inc. 2025 Equity Incentive Plan (the “2025 Plan”).

This Registration Statement also includes a reoffer prospectus, prepared pursuant to General Instruction C to Form S-8, in accordance with the requirements of Part I of Form S-3, to be used by certain selling stockholders identified in the reoffer prospectus (the “Selling Stockholders”), in connection with reoffers and resales on a continuous or delayed basis of a total of 2,783,635 shares of Common Stock currently issued under the 2025 Plan and Deep Isolation’s 2018 Equity Incentive Plan (the “2018 Plan” and together with the 2025 Plan, the “Plan”) assumed by the Company, and shares of Common Stock that may be acquired by the Selling Stockholders pursuant to outstanding stock options and restricted stock units granted under the Plan. The Selling Stockholders are considered affiliates of the Company, as defined in Rule 405 under the Securities Act, and may be selling shares of Common Stock that constitute “restricted securities” within the meaning of General Instruction C to Form S-8. The number of shares of Common Stock included in the reoffer prospectus represents Common Stock issued or to be issued to the Selling Stockholders and does not necessarily represent a present intention to sell any or all such Common Stock.

Pursuant to Rule 424(b) under the Securities Act, we may supplement the Reoffer Prospectus from time to time to add or remove the names of Selling Stockholders and/or amounts of Common Stock to be reoffered or resold by the Selling Stockholders as that information becomes known.

The second part of this Registration Statement contains information required in the Registration Statement pursuant to Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in Part I of this Registration Statement on Form S-8 (the “Registration Statement”) will be sent or given to each recipient of a grant under the Deep Isolation Nuclear, Inc. 2025 Equity Incentive Plan (the “Recipient”) in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Deep Isolation Nuclear, Inc.

2001 Addison Street, Suite 300

Berkeley, CA 94704

Telephone: (509) 943-5222

Attn: Investor Relations

REOFFER PROSPECTUS

2,783,635 Shares

Common Stock

Issued or issuable under certain awards

granted under the Deep Isolation Nuclear, Inc. 2025 Equity Incentive Plan

This reoffer prospectus relates to 2,783,635 shares of our common stock, $0.0001 par value per share (the “Common Stock”) that may be reoffered or resold, from time to time, by certain stockholders of Deep Isolation Nuclear, Inc. (the “Company”) identified herein in the section entitled “Selling Stockholders.” Such shares have been or may be acquired in connection with awards granted under the Deep Isolation Nuclear, Inc. 2025 Equity Incentive Plan (as amended, the “2025 Plan”) and Deep Isolation’s 2018 Equity Incentive Plan (the “2018 Plan” and together with the 2025 Plan, the “Plan”) and assumed by the Company.

The Selling Stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer and sell their shares on the OTCQB Venture Market, or such other stock market or exchange on which our Common Stock may be listed or quoted, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at prices otherwise negotiated (see “Plan of Distribution” starting on page 12 of this prospectus). We will receive no part of the proceeds from sales made under this reoffer prospectus. The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the Selling Stockholders will be borne by us.

This reoffer prospectus has been prepared for the purposes of registering the shares under the Securities Act to allow for future sales by Selling Stockholders on a continuous or delayed basis to the public without restriction. We have not entered into any underwriting arrangements in connection with the sale of the shares covered by this reoffer prospectus.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 8 and the risk factors in our most recent Annual Report on Form 10-K, which are incorporated by reference herein, as well as in any other more recently filed annual, quarterly or current reports and, if any, in the relevant prospectus supplement. We urge you to carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, describing the terms of these securities before investing.

Our Common Stock is quoted on the OTCQB Venture Market under the symbol “DBHL.” On August 11, 2026, the closing sales price for our Common Stock on the OTCQB Venture Market was $4.50 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is August 12, 2026

i

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein may contain forward looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the Securities and Exchange Commission (the “Commission” or the “SEC”). This prospectus should be read in conjunction with the consolidated financial statements as of and for the years ended December 31, 2025 and December 31, 2024, and related notes thereto, incorporated by reference into this prospectus. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement. You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-K, 10-Q and 8-K filed with the Commission after the date of this prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our Company. You should carefully read the entire prospectus, including all documents incorporated by reference herein. In particular, attention should be directed to our “Risk Factors,” “Description of Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto, before making an investment decision.

All references to “Deep Isolation” refer to Deep Isolation, Inc., our direct, wholly-owned subsidiary, and its subsidiaries. We acquired Deep Isolation pursuant to the merger of our wholly-owned subsidiary with and into Deep Isolation, Inc., which closed on July 23, 2025 (the “Merger”). Unless otherwise stated or the context indicates otherwise, references to “DI Nuclear,” “Deep Isolation Nuclear,” the “Company,” “we,” “our,” “us,” or similar terms refer to Deep Isolation Nuclear, Inc. (formerly Aspen-1 Acquisition Inc.) together with, unless the context otherwise requires, Deep Isolation. Deep Isolation is our operating company and, as such, it owns all of our material assets and conducts all of our business activities and operations.

Overview

Our mission is to revolutionize the nuclear waste disposal industry through the implementation of Deep Isolation’s proprietary deep borehole disposal (“DBD”) technology, universal canister system (“UCS”) and related consulting and planning services. We are engaged in the development of innovative solutions for temporary storage and transportation of high-level radioactive waste (“HLW”), including spent nuclear fuel (“SNF”), and for permanent disposal of HLW and other nuclear waste via deep underground boreholes.

The Company currently offers the following products and services (in addition to the services offered by our subsidiary Freestone, defined and described later in this Prospectus): (i) strategic appraisal, which involves analysis of the costs and benefits of our DBD solution as compared with other disposal solutions and (ii) operational planning, which involves the completion of a comprehensive feasibility assessment, including the preparation of a generic design for our deep borehole repositories, an International Atomic Energy Agency (“IAEA”)-compliant economic and strategic business case and a generic safety case, a commercial model for implementation and a roadmap for all work needed to commission and implement our solutions. The Company also offers implementation services, which include the deployment of an IAEA-compliant disposal or storage system (depending on the customer’s needs) and consultancy services for siting, licensing, construction, hot commissioning, operations, closure, post-closure monitoring and stakeholder engagement. See “Description of Business” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 30, 2026 (the “2025 Annual Report”), which is incorporated by reference herein, and “Commercialization Strategy” below. We also offer a variety of multi-discipline environmental and water resources consulting services to federal, state, municipal and private clients through our indirect, wholly owned subsidiary, Freestone Environmental Services, Inc. (“Freestone”), which services we believe are complimentary to Deep Isolation’s core disposal solution business. As of August 12, 2026, the Company has 44 employees, 27 of whom are employed on a full- or part-time basis by Freestone; 16 of whom are employed on a full-time basis by Deep Isolation; and 1 of whom is employed on a full-time basis by Deep Isolation EMEA.

We are not yet profitable, and we expect to continue to incur net losses for the near future. During the six-month period ended June 30, 2026, we generated approximately $1.3 million in revenue, and incurred net losses of approximately $(3.0 million), respectively, on a consolidated basis. Additionally, as of June 30, 2026, we had an accumulated deficit of $(40.9 million). Although we believe that our existing cash, together with net proceeds from the private placement of shares of our common stock that we completed on July 23, 2025 immediately following the Merger (the “Private Placement”), will be sufficient to meet our operating working capital and capital expenditure requirements for at least the next twelve months, our ability to reach profitability is dependent upon our ability to generate cash from operating activities and to raise additional capital to fund our operations. We cannot assure you that we will become profitable.

Commercialization Strategy

In addition to the services offered by our Freestone subsidiary, the Company’s three distinct product lines are and will be: (1) strategic appraisal, (2) operational planning, and (3) implementation. Of these three product lines, the Company has entered into contracts with customers only for strategic appraisal and operational planning.

●	Strategic appraisal entails smaller consultancy-type projects that generally cover one or more of the following: (i) a comparison of the costs and benefits of the Company’s DBD solution with other options, such as long-term storage, (ii) an initial assessment of the client’s geology and its potential to be compatible with the Company’s solution, or (iii) an initial assessment of the number of boreholes and amount of land needed to host the Company’s solution. These strategic appraisals may vary depending on the client’s needs and preferred specifications. For example, we have been awarded several contracts for feasibility studies and other related studies, including with respect to the potential disposal of HLW from recycling, site suitability studies, regulatory gap analysis and tri-structural isotropic fuel (“TRISO”) disposal.

●	Operational planning is a comprehensive feasibility assessment which provides the client with all the information they would need to proceed to the implementation stage: a repository design, a compliance and safety case, a commercial model for implementation, such as financing options, and a plan of action for the implementation process.

●	Implementation would entail deployment of a phased and gated program for repository delivery, which would include siting, community engagement, licensing, construction, hot commissioning (as defined below), operations, closure and post-closure monitoring. As more fully described below, we are undertaking a non-radioactive, full-scale, at-depth validation of the physical feasibility of our DBD solution without the use of radioactive materials (akin to a “cold commissioning” at a repository site). This effort will test drilling and canister capabilities and demonstrate to stakeholders the feasibility and viability of deep borehole disposal operations. We believe we are not likely to enter into an implementation contract unless and until we successfully complete such a demonstration/validation. The execution of an implementation contract and beginning certain reversable implementation-related activities (e.g., infrastructure development such as general purpose access roads, utilities installation and basic fencing) can be completed prior to beginning the regulatory approval process for a specific repository site. However, as we discuss more fully below, other implementation activities (such as siting and construction, as well as the actual disposal or storage of HLW or SNF (“hot commissioning”)) will not occur until completion of the regulatory approval process for a license specific to each individual borehole disposal site, as such activities require regulatory permits and approvals, which in turn require individualized information and data regarding a customer’s particular waste to be disposed of (or stored) at, and the characteristics of, a proposed site.

Each of the three service lines are distinct and are expected to be sequential steps to achieve the final goal of HLW or SNF waste disposal or storage that could be provided to customers separately. Each service offering historically has been, and could continue in the future to be, contracted for separately.

However, all of our contracts to date have been for strategic appraisals, except for one contract for operational planning services now in process and expected to be completed by the end of 2026. We cannot provide any assurance that we will be successful in entering into any contract with respect to such future services with customers, or that, even if we succeed in obtaining such contracts, they will be profitable or that they will ultimately lead to implementation contracts with customers to use our DBD solution for the disposal of their HLW or SNF. To date, we have not yet entered into any implementation contracts with customers. See “Risk Factors—We have not yet entered into any binding contract with any customer to temporarily store or permanently dispose of nuclear waste through the implementation of our DBD solutions, and there is no guarantee that we will be able to do so in the future, or even if we do, that our operations will be successful” in our 2025 Annual Report.

While we have successfully completed small-scale-at-depth and full-scale-at-surface feasibility testing, manufactured prototypical disposal canisters and tested one such canister for corrosion performance and compatibility with the emplacement and retrieval equipment, we believe that demand for such implementation services and commercial adoption of our DBD solution likely will not occur unless and until we successfully complete a non-radioactive, full-scale, at-depth validation of the physical feasibility of our DBD solution without the use of radioactive materials (akin to a “cold commissioning” at a repository site). Such a successful demonstration/validation would allow prospective customers and their stakeholders to visit the test site and see the UCS, borehole equipment and processes. Accordingly, we have already started work on the design and planning for construction of a horizontal test borehole at a depth of approximately one kilometer. We expect that construction, preparation and initial testing will take approximately three years to complete. For a description of this initiative, see Section “Description of Business” in our 2025 Annual Report. However, we can give no assurance that our validation and demonstration initiative will be successful or will not be delayed. See “Risk Factors—Our expected timeline for the commercialization of our technologies is subject to a number of assumptions, estimates and milestones that may prove to be inaccurate or incorrect or may not be achieved. As part of our commercialization strategy, we are pursuing a multi-phase, multi-year initiative to complete a non-radioactive, full-scale, at-depth demonstration of the deployment of our UCS canisters and our DBD solution. Delays or failures in our demonstration initiative may adversely impact our commercialization strategy and timeline, and thus our business and operations, and even if successfully completed on time, may not result in our business being successful in the foreseeable future” in our 2025 Annual Report.

We anticipate that the costs of this full-scale validation and demonstration initiative (including construction, canister manufacturing, casing, surface handling, emplacement and retrieval testing, general and administrative, testing and other related expenses) will be approximately $8.1 million, $7.4 million and $3.6 million in 2026, 2027 and 2028, respectively. Since we will not be receiving any of the proceeds from sales of common stock described in this prospectus (only the selling stockholders will), we anticipate primarily using proceeds from the Private Placement that followed immediately after the Merger (and, potentially, proceeds from grants or other sources) to pay for the validation and demonstration initiative costs. See Section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our 2025 Annual Report.

We have not validated the safety and feasibility of the use of our DBD technologies with actual HLW and SNF, nor can we undertake such activities without the development and approval of applicable regulatory standards, validation of safety and feasibility of our solution under those standards, and regulatory approvals. While we are pursuing the validation of the physical feasibility of our DBD solution without the use of radioactive materials described above, we will also continue to develop a generic safety case and work with regulators as to the appropriate safety standards and principles to be adopted. To date, no such safety standards and principles have been approved by any regulatory body.

Piloting deep borehole disposal operations using radioactive materials (e.g., HLW or SNF) would be part of a specific repository’s “hot commissioning” process, validating the compatibility of DBD technology with the parameters and features of the site. Currently, the legal and regulatory framework needed to perform such operations using radioactive materials—even during “hot commissioning”—or to site, construct and operate a permanent disposal facility at a site other than the Yucca Mountain site is not yet fully in place. In fact, under current law any such hot commissioning would be illegal, since handling, storing or otherwise manipulating radioactive waste requires completion of a customer-specific licensing process as to the actual waste and the particular disposal site. So, while we could execute an implementation contract to begin work on applications for site-specific regulatory licenses and approvals and certain reversable implementation-related activities (e.g., infrastructure development such as general purpose access roads, utilities installation, and basic fencing), other implementation activities (such as siting and construction, as well as the actual disposal or storage of HLW or SNF) cannot occur until completion of the regulatory approval process for a site-specific license (involving three federal agencies), which would require information and data regarding a customer’s particular waste to be disposed of (or stored), characteristics of the site (including geology), and safety and feasibility validation of our DBD solution. See Section “Description of Business” of our 2025 Annual Report. Accordingly, we plan to work with any customers in pursuing such a regulatory approval process only after we enter into an implementation contract for disposal with the customer. There can be no assurance that we will be successful in entering into any implementation contracts, even if our non-radioactive, full-scale, at-depth validation/demonstration of the deployment of our UCS canisters and our DBD solution is successful. Since we have not entered into any implementation contract, even as to implementation services relating to validation of the physical feasibility of our DBD technologies, we can provide no assurance as to what the terms of such contracts would be (including whether and to what extent we would be paid for services that could be performed prior to the receipt of applicable regulatory approvals) or whether such implementation contracts would be profitable. See “Risk Factors—We have not yet entered into any binding contract with any customer to temporarily store or permanently dispose of nuclear waste through the implementation of our DBD solutions, and there is no guarantee that we will be able to do so in the future, or even if we do, that our operations will be successful or that the contracts will be profitable” in our 2025 Annual Report

We also believe that the UCS potentially could be used for above-ground interim storage. Although no such contract for above-ground interim storage has been entered into, if a customer desired to use the UCS canisters for such purpose and it could provide us with definitive waste characterization data, we could work with the customer and NAC to initiate a regulatory process to add the UCS containing such customer’s waste as authorized for an NAC storage or transport system. To date, no customer has entered into such a contract. Thus, we cannot provide any assurance that such a customer will enter into such a contract or that we will be successful in such efforts if we do receive such a contract, or, even if successful, that our business and financial results will be enhanced.

We also plan to continue to pursue grants, contracts, and awards from the U.S. federal government and certain foreign governments and non-governmental organizations (“NGOs”) to support research and development efforts geared toward studying and demonstrating the feasibility of our technologies and the use of DBD generally.

Strategic Relationships

We have secured several strategic partnerships with leading companies in the nuclear energy industry, such as NAC International, Inc. (“NAC” or “NAC International”), which allow us to supplement the experience and expertise of our management team with that of our partners. We believe that these strategic partnerships will be integral to the further development, commercialization and adoption of our DBD technologies and the ultimate success of our business.

For example, we have entered into a long-term commercial partnership with NAC International, which is also a related party, and have granted it certain rights with respect to the development and commercialization of our UCS canisters and related technology, including certain rights with respect to the design, licensing approval, manufacture and supply of such canisters and related technologies. These rights are: (i) that NAC shall be our exclusive provider of (a) the design, analysis, licensing approval and supply of canisters and associated equipment (b) services for the transportation and on-site technical support for operation of any NAC-provided systems and equipment, and (c) interim above-ground storage canisters; (ii) that NAC will be the “prime contractor,” as that term is conventionally understood, in selling and supplying drillhole canisters and UCS for inclusion within above-ground storage and related transportation projects using NAC’s cask technology for storage and transportation, such that NAC will work directly with any nuclear power plant owner-operator or other facility owner-operator, as the case may be, as to such services; and (iii) that, for the duration of the agreement, NAC shall have a right of first refusal with respect to scopes of work reasonably deemed to be within roles and responsibilities described in (i) above. See Section “Description of Business” of our 2025 Annual Report and “Risk Factors—Our commercialization strategy relies heavily on our relationship with NAC International and other strategic investors and partners, who may have interests that diverge from ours and who may not be easily replaced if our relationships terminate. In addition, if we terminated our contract with NAC in connection with a sale or other transfer of all or substantially all of our assets, we would be required to pay a substantial fee” in our 2025 Annual Report. NAC will, therefore, be the manufacturer and supplier of our UCS. In addition, NAC is expected to move the SNF or HLW from the transport vehicle or storage location to the borehole disposal site using shielded surface handling equipment that NAC is designing. This operational work is similar to services that NAC provides to nuclear power plants when moving SNF from the cooling pool of a reactor to the above ground storage facility at the nuclear power plant. NAC is also assisting us with customer introductions, engineering services and other commercial collaboration efforts. We or our subcontractors would provide disposal and other services other than above-ground storage or transportation.

NAC describes itself as a provider of nuclear fuel cycle technology and consulting services, “specializing in developing and licensing technology and providing full scope services for used nuclear fuel and radioactive materials packaging, storage, transport and management.” Among other products and services, it provides storage technology for the interim storage of SNF in dry casks near nuclear power plants as well as packing and transportation services for new and spent nuclear fuel. Headquartered in Atlanta, NAC was founded in 1968. It is a subsidiary of Kanadevia Corporation (“Kanadevia”), which has its shares listed on the Tokyo Stock Exchange. According to its publicly-available materials, Kanadevia has four segments: environmental, machinery, infrastructure and carbon neutral solutions through 193 companies in its group. In addition, it reports that the group had 12,964 employees as of March 2025.

We also believe that the UCS could be potentially used for above-ground interim storage. Although no such contract for above-ground interim storage has been entered into, if a customer desired to use the UCS canisters for such purpose and it could provide us with definitive waste characterization data, we could work with the customer and NAC to initiate a regulatory process to add the UCS containing such customer’s waste as authorized for an NAC storage or transport system. To date, no customer has entered into such a contract. Thus, we cannot provide any assurance that such a customer will enter into such a contract or that we will be successful in such efforts if we do receive such a contract, or, even if successful, that our business and financial results will be enhanced.

We also plan to continue to pursue grants, contracts, and awards from the U.S. federal government and certain foreign governments and non-governmental organizations (“NGOs”) to support research and development efforts geared toward studying and demonstrating the feasibility of our technologies and the use of DBD generally.

Our Industry

Power demand and long-term load forecasts have increased materially worldwide, driven by electrification, deglobalization, industrial onshoring and datacenter demand, which have in turn increased global focus on grid reliability, climate change, renewable power generation sources and energy security and independence. As a result of these factors, there is growing recognition on a global scale that nuclear energy will play a critical role in the energy transition solution.

However, the world’s current nuclear waste management model is limited to two options, above-ground interim storage and geologic repository disposal in the form of mined repositories, each of which are extremely costly and limited in ability to provide a viable, long-term solution to the global nuclear waste disposal problem.

DBD and mined repositories are both considered types of geologic repositories; however, there are distinct differences between the two, such that DBD and mined repositories are classified as separate categories within the broader umbrella of geologic repositories. For example, DBD utilizes directional drilling techniques to emplace canisters containing nuclear waste in horizontal, vertical or slanted boreholes, whereas mined repositories consist of a network of underground tunnels and rooms that are used to house nuclear waste canisters and require the excavation of a large amount of rock; DBD repositories facilitate waste disposal in canisters at greater than one kilometer below the Earth’s surface, whereas mined repositories are usually between 200 meters to one kilometer deep; and DBD allows for the remote handling of nuclear waste, whereas mined repositories require constant human intervention underground.

Currently, there are no operational mined repository facilities for the disposal of HLW or SNF, although certain countries, including Canada, Switzerland, Finland, Sweden and France, are in various stages of the development and construction of mined repositories for permanent disposal of their respective nation’s nuclear waste. Thus, above-ground interim storage, which does not provide a permanent disposal solution, effectively is the only waste management solution for HLW and SNF that has been implemented worldwide to date.

Although our competitors provide nuclear waste disposal consulting services, they do not currently offer implementation support. We have not identified any other market participant currently developing end-to-end or partial solutions for DBD disposal. If other private-sector companies or governmental entities decided to enter the DBD market, we believe that our extensive catalogue of intellectual property rights create formidable protections allowing us to realize a first-mover advantage in the market. However, there can be no assurances that we will in fact realize any such advantage or, even if we realize such advantage, that we will become profitable.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our periodic reports and registration statements, including this prospectus;

●	reduced disclosure about our executive compensation arrangements;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, as amended, on the effectiveness of our internal controls over financial reporting;

●	reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, proxy statements and registration statements, including this prospectus; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year in which the fifth anniversary of the first sale of our common stock pursuant to an effective registration statement occurs. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.00 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, until those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an emerging growth company or affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which we will adopt the recently issued accounting standard.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. We will continue to be a smaller reporting company until either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Available Information

Reports we file with the SEC pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”), including annual and quarterly reports, and other reports we file, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549.

Corporate Information

Our principal executive offices are located at 2001 Addison Street, Suite 300, Berkeley, CA 94704 and our telephone number is (509) 943-5222. Our website address is www.deepisolation.com. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated in, this prospectus.

About This Offering

This prospectus relates to the public resale, which is not being underwritten, by the Selling Stockholders listed in this prospectus, of up to 2,783,635 shares of our Common Stock issued or issuable under certain awards granted under the 2025 Plan. The shares offered by this prospectus may be sold by the Selling Stockholders from time to time on the OTCQB Venture Market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will receive none of the proceeds from the sale of the shares by the Selling Stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the Selling Stockholders will be borne by them.

Stock Listing

Our Common Stock is quoted on the OTCQB Venture Market under the symbol “DBHL.”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described under the caption “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information.”

USE OF PROCEEDS

The shares which may be sold under this reoffer prospectus will be sold for the respective accounts of each of the Selling Stockholders listed herein. Accordingly, we will not realize any proceeds from the sale of the shares of our Common Stock. We will receive proceeds from the exercise of the options; however, no assurance can be given as to when or if any or all of the options will be exercised. If any options are exercised, the proceeds derived therefrom will be used for working capital and general corporate purposes. All expenses of the registration of the shares will be paid by us. See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

This reoffer prospectus relates to shares of Common Stock that are being registered for reoffer and resale by Selling Stockholders who have received or acquired, or may hereafter receive or acquire, the shares pursuant to the 2025 Plan. The Selling Stockholders may resell all, a portion, or none of the shares of Common Stock from time to time.

The following table sets forth (a) the name of each Selling Stockholder; (b) the number of shares of Common Stock beneficially owned by each Selling Stockholder as of August 12, 2026; (c) the maximum number of shares of Common Stock that each Selling Stockholder may offer for sale from time to time pursuant to this reoffer prospectus, whether or not the Selling Stockholder has any present intention to do so and whether or not such shares have previously been issued to the Selling Stockholders or may be issued in the future if at all; and (d) the number of shares of Common Stock and the percentage of the Company’s outstanding Common Stock that would be beneficially owned by each Selling Stockholder assuming the sale of all of that Selling Stockholder’s shares offered hereby. The percentage of our outstanding Common Stock to be owned by each Selling Stockholder assuming the sale of all of that Selling Stockholder’s shares offered hereby is based on 57,667,113 shares of Common Stock issued and outstanding as of August 12, 2026. All information with respect to beneficial ownership has been furnished by the Selling Stockholders.

Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Options to purchase and rights to receive shares of Common Stock that are currently exercisable or vested, or which are exercisable or vest within 60 days of the date of this prospectus, are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of any other person. Shares of restricted stock, whether vested or unvested, are deemed to be outstanding and to be beneficially owned by the person holding such restricted stock for the purpose of computing the percentage ownership of such person and are treated as outstanding for the purpose of computing the percentage ownership of each other person.

Information concerning the identities of the Selling Stockholders, the number of shares that may be sold by each Selling Stockholder and information about the shares beneficially owned by the Selling Stockholders may from time to time be updated in supplements to this reoffer prospectus, which will be filed with the SEC in accordance with Rule 424(b) of the Securities Act if and when necessary. The names of persons selling shares under this reoffer prospectus and the amount of such shares are set forth below to the extent we presently have such information. However, other affiliate Selling Stockholders may elect to sell shares pursuant to this reoffer prospectus as they receive them from time to time.

The address of each Selling Stockholder is c/o Deep Isolation Nuclear, Inc., 2001 Addison Street, Suite 300, Berkeley, CA 94704.

	Number of Shares Beneficially Owned Prior to Offering (1)			Number of Shares Being Offered(2)	Number of Shares Beneficially Owned After Offering (3)
Selling Stockholder	Number	Percent (%)		Number	Number	Percent (%)
Alexis Naranjo	6,676	*	%	6,676	0	*	%
Alina Zagaytova	38,756	*	%	38,756	0	*	%
Alison Jane Midgley	10,490	*	%	10,490	0	*	%
Amber Allman	11,600	*	%	11,600	0	*	%
Ana Han	0	*	%	10,000	0	*	%
Ashley Roy	4,800	*	%	4,800	0	*	%
Barbara Laflin Treat	43,756	*	%	43,756	0	*	%
Brad Hermanson	1,000	*	%	1,000	0	*	%
Carolyn Ervin	8,800	*	%	8,800	0	*	%
Cindy Tabor	2,292	*	%	2,292	0	*	%
Daniel Metlay	69,593	*	%	69,593	0	*	%
David Hoffman	129,186	*	%	129,186	0	*	%
Elizabeth Detrich	0	*	%	1,000	0	*	%
Elizabeth Rescigno	20,834	*	%	27,500	0	*	%
Eric Stauffer	8,000	*	%	8,000	0	*	%
Filippa Brundish	132,519	*	%	134,186	0	*	%
Frank Spane	2,292	*	%	2,292	0	*	%
Guy Esnouf	0	*	%	4,000	0	*	%
Heather Westra	43,756	*	%	43,756	0	*	%
James Smalhout	5,000	*	%	5,000	0	*	%
Jason Edwards	4,800	*	%	4,800	0	*	%
Jeanette Robertson	11,968	*	%	11,968	0	*	%
Jen Schneider	5,000	*	%	5,000	0	*	%
Joe Devary	1,292	*	%	1,292	0	*	%
John Grimsich	32,297	*	%	32,297	0	*	%
John Mathieson	25,837	*	%	30,837	0	*	%
John Raymont	5,000	*	%	5,000	0	*	%
Jon Tedrick	0	*	%	27,500	0	*	%
Julie Dawn Midgley	10,490	*	%	10,490	0	*	%
Julie Robertson	4,230	*	%	4,230	0	*	%
Karen Arledge	7,500	*	%	7,500	0	*	%
Kathy Davis	2,292	*	%	2,292	0	*	%
Kevin Hoelscher	3,333	*	%	5,000	0	*	%
Kevin Klink	3,584	*	%	3,584	0	*	%
Kimberly Schuyler	12,000	*	%	12,000	0	*	%
Kira Murray	15,436	*	%	15,436	0	*	%
Lauren Storella	0	*	%	5,000	0	*	%
Martin Doornbos	2,292	*	%	2,292	0	*	%
Mary Woollen	129,186	*	%	129,186	0	*	%
Matt Saunders	38,756	*	%	38,756	0	*	%
Matthew Sunseri	0	*	%	5,000	0	*	%
Matthew Waples	252,078	*	%	256,244	0	*	%
Meghan Caiazzo	5,000	*	%	5,000	0	*	%
Meredith Warr	4,800	*	%	4,800	0	*	%
Michael Hannon	22,711	*	%	14,347	12,531	*	%
Monica Mwanje	43,756	*	%	43,756	0	*	%
Nicole Combs	8,000	*	%	8,000	0	*	%
Patricia Newman	9,600	*	%	9,600	0	*	%
Paul Martin	1,000	*	%	1,000	0	*	%
Per Peterson	0	*	%	5,000	0	*	%
Piper Benjamin	3,200	*	%	3,200	0	*	%
Rhenton Brimberry	9,276	*	%	9,276	0	*	%
Richard Jayne	0	*	%	25,000	0	*	%
Rob Utter	5,000	*	%	5,000	0	*	%
Robert J Budnitz	129,186	*	%	129,186	0	*	%
Sara Lindberg	2,292	*	%	2,292	0	*	%
Sarah Duquette	13,333	*	%	13,333	0	*	%
Sarah Landon	5,400	*	%	5,400	0	*	%
Scott Tinker	64,593	*	%	64,593	0	*	%
Stefan Finsterle	55,008	*	%	59,175	0	*	%
Steve Chu	5,000	*	%	5,000	0	*	%
Steve Reidel	2,292	*	%	2,292	0	*	%
Terry Considine	5,000	*	%	5,000	0	*	%
Tom Isaacs	30,837	*	%	30,837	0	*	%
Tonja Nash	11,200	*	%	11,200	0	*	%
Vaibhav Sharma	158,356	*	%	160,023	0	*	%
Wesley Collier	96,890	*	%	96,890	0	*	%
Will Glaser	129,186	*	%	129,186	0	*	%
William Edwards	529,496	*	%	529,496	0	*	%
Zann Aeck	227,366	*	%	227,366	0	*	%
Totals	2,684,499	4.66%		2,783,635	12,531	0.13%

*	less than 1%

(1)	The number and percentage of shares beneficially owned prior to this offering is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power, including any shares of common stock or other derivative securities that are exercisable, vested or convertible as of August 12, 2026, or that will become exercisable, vested or convertible within 60 days of August 12, 2026. The number and percentage of shares beneficially owned prior to this offering does not include any shares of common stock or other derivative securities that are not exercisable, vested or convertible as of August 12, 2026, or that will not become exercisable, vested or convertible within 60 days of August 12, 2026. Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated or if stock is held as separate property) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person (and/or such person’s spouse) is the sole beneficiary and has pass-through voting rights and investment power.

(2)	The numbers of shares of common stock reflect all shares of common stock acquired or issuable to a person pursuant to applicable grants previously made under the 2025 Plan and the 2018 Plan irrespective of whether such grants are exercisable vested or convertible as of August 12, 2026 or will become exercisable, vested or convertible within 60 days after August 12, 2026.

(3)	In computing the number and percentage of shares beneficially owned following the offering, we presumed that the person sold all shares of common stock eligible to be resold in this offering irrespective of any applicable vesting, exercisability or conversion limitations, but retained ownership of all other shares of common stock beneficially owned as of August 12, 2026. Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated or if stock is held as separate property) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person (and/or such person’s spouse) is the sole beneficiary and has pass-through voting rights and investment power.

PLAN OF DISTRIBUTION

The shares of Common Stock covered by this reoffer prospectus are being registered by the Company for the account of the Selling Stockholders.

The shares of Common Stock offered may be sold from time to time directly by or on behalf of each Selling Stockholder in one or more transactions on the OTCQB Venture Market or any other stock exchange or over-the-counter market on which the Common Stock may be listed or quoted at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The Selling Stockholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary commissions.

The Selling Stockholders may use any one or more of the following methods when disposing of Common Stock or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this reoffer prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such Common Stock at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock, from time to time, under this reoffer prospectus, or under an amendment to this reoffer prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this reoffer prospectus. The Selling Stockholders also may transfer the Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this reoffer prospectus.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Common Stock offered by this reoffer prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this reoffer prospectus (as supplemented or amended to reflect such transaction).

In connection with their sales, a Selling Stockholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

We are bearing all costs relating to the registration of the shares of Common Stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the shares will be borne by the Selling Stockholders or other party selling such shares. Sales of the shares must be made by the Selling Stockholders in compliance with all applicable state and federal securities laws and regulations, including the Securities Act.

In addition to any shares sold hereunder, Selling Stockholders may sell shares of Common Stock in compliance with Rule 144. There is no assurance that the Selling Stockholders will sell all or a portion of the Common Stock offered hereby.

The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.

We have notified the Selling Stockholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.

LEGAL MATTERS

Certain legal matters relating to the validity of the issuance of Common Stock in this offering are being passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated by reference into this prospectus have been so included in reliance on the report of CBIZ CPAs P.C., an independent registered public accounting firm, related to the consolidated financial statements for the two years ended December 31, 2025 and 2024 (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern), given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain information that we have filed with the Commission under the informational requirements of the Exchange Act, which means that we disclose important information to you by referring to another document filed separately with the Company. The information contained in the documents we are incorporating by reference is considered to be a part of this reoffer prospectus, and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference in this reoffer prospectus.

The following documents filed with the SEC are incorporated by reference in this reoffer prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 30, 2026 (the “Annual Report”);

●	Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on May 15, 2026 and for the quarterly period ended June 30, 2026, filed with the SEC on August 7, 2026;

●	Our Current Reports on Form 8-K filed with the SEC on January 23, 2026, February 3, 2026, February 9, 2026, February 17, 2026, March 2, 2026, April 8, 2026, May 14, 2026, and June 17, 2026;

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2026; and

●	The description of the Registrant’s common stock, included as Exhibit 4.1 to the Annual Report, including any amendment or report filed for the purpose of updating such description.

All documents filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this reoffer prospectus and prior to the termination of the offering relating to this reoffer prospectus (other than such portions and exhibits of the respective filings that were furnished pursuant to Items 2.02 or 7.01 of Current Reports on Form 8-K and not deemed filed under the Exchange Act) will be deemed to be incorporated by reference into this reoffer prospectus and to be a part of this reoffer prospectus from the date of filing of those documents. Any statement incorporated or deemed to be incorporated by reference into this reoffer prospectus will be deemed to be modified, replaced or superseded for purposes of this reoffer prospectus to the extent that a statement contained in this Reoffer Prospectus or in any other subsequently filed document, that also is or is deemed to be incorporated by reference into this reoffer prospectus modifies, replaces or supersedes that statement. Any statement so modified, replaced or superseded will be deemed, except as so modified, replaced or superseded, to constitute a part of this reoffer prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

This reoffer prospectus refers to certain documents that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner of our shares, to whom this reoffer prospectus is delivered upon oral or written request, without charge. Requests for such documents should be directed to Investor Relations, Deep Isolation Nuclear, Inc., 2001 Addison Street, Suite 300, Berkeley, CA 94704. Please note that additional information can be obtained from our website at www.deepisolation.com.

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office 100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call (202) 551-8090 for further information on the operations of the public reference facilities.

2,783,635 Shares of Common Stock

REOFFER PROSPECTUS

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Deep Isolation Nuclear, Inc. (the “Registrant”) with the SEC are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 30, 2026 (the “Annual Report”);

●	Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on May 15, 2026 and for the quarterly period ended June 30, 2026, filed with the SEC on August 7, 2026;

●	Our Current Reports on Form 8-K filed with the SEC on January 23, 2026, February 3, 2026, February 9, 2026, February 17, 2026, March 2, 2026, April 8, 2026, May 14, 2026, and June 17, 2026;

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2026 and Definitive Additional Materials on Schedule 14A filed with the SEC on April 30, 2026; and

●	The description of the Registrant’s common stock, included as Exhibit 4.1 to the Annual Report, including any amendment or report filed for the purpose of updating such description.

For the avoidance of doubt, information that is “furnished” to, but not “filed” with, the SEC, including under Items 2.02 and 7.01 of Form 8-K, is not incorporated by reference herein unless expressly stated otherwise.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of the post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You may request a copy of these filings, at no cost, by writing or telephoning the Registrant at:

Deep Isolation Nuclear, Inc.

2001 Addison Street, Suite 300

Berkeley, CA 94704

Telephone: (509) 943-5222

Attn: Investor Relations

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s amended and restated certificate of incorporation contains provisions that eliminate the personal liability of its directors and, to the extent permitted by the DGCL, certain officers for monetary damages for any breach of fiduciary duty as a director, except liability for the following:

●	any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	of a director for any act or omission under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

●	any transaction from which the director or officer derived an improper personal benefit.

The Registrant entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in its amended and restated certificate of incorporation and amended and restated bylaws, and to provide additional procedural protections. There is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers for which indemnification is sought. The indemnification provisions in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements entered into between us and each of its directors and executive officers may be sufficiently broad to permit indemnification of its directors and executive officers for liabilities arising under the Securities Act.

The Registrant also maintains standard insurance policies under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant, with respect to payments which may be made by it to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as the foregoing provisions permit indemnification of directors, officers, or controlling persons for liabilities arising under the Securities Act, such indemnification is subject to the limitations described in Item 9(c) below.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Certificate of Merger relating to the merger of Acquisition Sub. with and into Deep Isolation, Inc., filed with the Secretary of State of the State of Delaware on July 23, 2025 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on July 28, 2025).
3.2	Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on July 23, 2025 (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on July 28, 2025 and incorporated herein by reference).
3.3	Amended and Restated Bylaws (filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on July 28, 2025 and incorporated herein by reference).
4.1	Deep Isolation Nuclear, Inc. 2025 Equity Incentive Plan and form of award agreements (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed with the SEC on July 28, 2025).
5.1*	Opinion of Sichenzia Ross Ference Carmel LLP
23.1*	Consent of CBIZ CPAs P.C., independent registered public accounting firm.
23.2*	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on this 12th day of August, 2026.

Deep Isolation Nuclear, Inc.

By:	/s/ Rodney Baltzer
Rodney Baltzer
President, Chief Executive Officer and Director (Duly Authorized Officer and Principal Executive Officer)

By:	/s/ Joseph Nelson
Joseph Nelson
Chief Financial Officer
(Duly Authorized Officer, Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

Each of the undersigned directors and officers of Deep Isolation Nuclear, Inc., a Delaware corporation, do hereby constitute and appoint each of Rodney Baltzer and Joseph Nelson the undersigned’s true and lawful attorney and agents, with full power of substitution and resubstitution in each, to do any and all acts and things in our name and on our behalf in our respective capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or either one of them or any substitute, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Rodney Baltzer	President, Chief Executive Officer and Director	August 12, 2026
Rodney Baltzer

/s/ Joseph Nelson	Chief Financial Officer	August 12, 2026
Joseph Nelson

/s/ Elizabeth Muller	Director, Chair of the Board	August 12, 2026
Elizabeth Muller

/s/ Jonathon Angell	Director	August 12, 2026
Jonathon Angell

/s/ Leslie Goldman Tepper	Director	August 12, 2026
Leslie Goldman Tepper

/s/ Christa Steele	Director	August 12, 2026
Christa Steele

/s/ Renee Hornbaker	Director	August 12, 2026
Renee Hornbaker

/s/ Ralph Hunter	Director	August 12, 2026
Ralph Hunter